THOMAS F. PRISBY, CHAIRMAN
CFS Bancorp, Inc. 707 Ridge Road ● Munster, Indiana 46321

April 27, 2010
FOR IMMEDIATE RELEASE

CONTACT:    Thomas F. Prisby, Chairman of the Board and Chief Executive Officer
219-836-2960

CFS Bancorp, Inc. Announces Net Income for the First Quarter of 2010

MUNSTER, IN – April 27, 2010 – CFS Bancorp, Inc. (NASDAQ: CITZ) (the Company), the parent of Citizens Financial Bank (the Bank), today reported net income of $698,000, or $0.07 per share, for the first quarter of 2010, compared to net income of $1.5 million, or $0.14 per share, for the first quarter of 2009.

Financial highlights include:

◆	Net interest margin increased to 3.90% from 3.84% for the fourth quarter of 2009 and 3.61% for the first quarter of 2009;
◆	Average balance of non-interest bearing deposits increased 46.6% since March 31, 2009;
◆	Total core deposit balances increased 4.4% from December 31, 2009; and
◆	Risk-based capital ratio of 12.63% remains above the regulatory guidelines of 10% to be considered “well-capitalized.”

Chairman’s Comments

“While we continue to see progress in our core banking operations as a result of our Strategic Growth and Diversification Plan, reported positive earnings continue to be negatively impacted by a sizable provision for loan losses, high credit-quality related costs and escalation in other nondiscretionary expense areas.  These factors are masking the progress we are making on the front lines in executing our strategy, which is more clearly reflected in measures such as the net interest margin, loan portfolio composition, core deposit growth, and the self-funding ratio,” said Thomas F. Prisby, Chairman & CEO. “Although our levels of non-performing loans declined modestly during the first quarter, it would be premature to suggest that asset quality concerns are behind us.  Attacking these concerns remains a primary focus.”

“As we look to the balance of 2010, we anticipate credit-related costs will continue to drive reported quarterly earnings performance.  If anticipated economic improvements materialize, we expect to see improved earnings over the long term as the result of gradual declines in credit-related costs.  Coupled with anticipated incremental revenue growth resulting from higher levels of earning assets attributable to relationships we have developed through our business banking initiatives that we have implemented, we would then expect to experience sustained positive earnings performance,” added Prisby.

CFS Bancorp, Inc. – Page 2 of 10

Progress on Strategic Growth and Diversification Plan

The Company’s Strategic Growth and Diversification Plan is built around four core objectives:  decreasing non-performing loans; ensuring costs are appropriate given the Company’s targeted future asset base; growing while diversifying by targeting small and mid-sized business owners for relationship-based banking opportunities; and expanding and deepening the Company’s relationships with its clients by meeting a higher percentage of the clients’ financial service needs.

In the first quarter, we continued to build momentum and achieve steady, consistent progress toward our Plan objectives.  We have been able to sustain that momentum over an extended period of time – in some instances more than five quarters – which has resulted in substantial progress towards reaching our goals.  Success has been most apparent in our attempts to diversify our client base and expand and deepen our relationships with clients.  As an example, as part of our diversification strategy we have targeted certain business segments for loan growth.  At December 31, 2008, roughly 39% of our commercial loan portfolio was in sectors we were targeting for growth (commercial & industrial, commercial real estate - owner occupied and multifamily), with the balance in sectors where we were trying to limit further exposure (construction and land development, commercial real estate – non-owner occupied, and participations and syndications purchased); by March 31, 2010, the targeted growth segments have grown $56.5 million to comprise 48% of the commercial loan portfolio.

Similarly, our focus on deepening relationships by selling additional new products is capturing core deposits in general and business non-interest bearing deposits in particular which is having a sizable positive impact on our net interest margin.  Since the fourth quarter of 2008, total core deposits have increased $57.3 million, or 13%.  Our success in capturing business demand deposits is shown in our self-funded ratio, which measures business demand deposit account balances relative to outstanding commercial loan balances.  Our self-funded ratio has increased to 14.5% at March 31, 2010 from 9.3% at December 31, 2008.  Our net interest margin has increased 56 basis points to 3.90% for the first quarter of 2010 from 3.34% for the fourth quarter of 2008.  As discussed in further detail below, our focus on controlling discretionary expenses has limited the impact of nondiscretionary cost increases on our reported earnings for the first quarter of 2010.

Our progress in achieving other plan objectives has been hampered by economic conditions.  Our core market area has not yet recovered sufficiently from an economic perspective to permit asset growth, and our focus on decreasing non-performing loans has been similarly hindered by the economy’s impact on our clients’ capacity to pay which has resulted in higher loan loss provisioning and credit-related costs.

To mitigate the impacts of these higher credit-related costs and other nondiscretionary costs, we continue to identify areas to reduce overhead costs as appropriate.  Since the fourth quarter of 2008, we have implemented or are in the process of implementing several specific cost reduction initiatives with estimated annual savings of approximately $1.2 million.  These initiatives include:

◆	the elimination or renegotiation of ten operational contracts with an estimated annual savings of $430,000;
◆	the implementation of a salary freeze with an estimated annual savings of $300,000;
◆	the ongoing conversion of paper statements to electronic statements with an estimated annual savings of $157,000 to date;

CFS Bancorp, Inc. – Page 3 of 10

◆	relocation of our operations center from a leased facility to existing facilities with an estimated annual savings of $100,000;
◆	the implementation of remote deposit recapture at our branch offices with an estimated annual savings of $72,000; and
◆	the elimination of deposit functionality at eleven low volume ATMs with an estimated annual savings of $68,000.

Net Interest Income

Net interest margin increased 6 basis points to 3.90% for the first quarter of 2010 from 3.84% for the fourth quarter of 2009 and 29 basis points from 3.61% for the first quarter of 2009.  Net interest income decreased to $9.4 million for the first quarter of 2010 compared to $9.7 million for the fourth quarter of 2009 and increased from $9.2 million for the first quarter of 2009.  Net interest margin was favorably impacted during the first quarter of 2010 when compared to the fourth quarter of 2009 by the repricing of certificates of deposit at lower interest rates.  When compared to the first quarter of 2009, net interest margin was favorably impacted by a 46.6% increase in the average balance of non-interest bearing deposits as a result of significant progress in improving the mix of deposit accounts held.

Interest income decreased 4.1% to $12.0 million for the first quarter of 2010 compared to $12.5 million for the fourth quarter of 2009 and 9.2% from $13.2 million for the first quarter of 2009.  The decrease was primarily due to lower average balances of securities and other interest-earning assets.

Interest expense decreased 9.5% to $2.6 million for the first quarter of 2010 from $2.8 million for the fourth quarter of 2009 and 36.6% from $4.1 million for the first quarter of 2009.  Interest expense was positively affected by continued disciplined pricing on deposits, the repricing of certificates of deposit at lower interest rates, and a reduction in average balances of FHLB borrowed money.  Interest expense for the first quarter of 2010 was also positively affected by a 46.6% increase in non-interest bearing deposit accounts from the first quarter of 2009.

Non-Interest Income and Non-Interest Expense

Excluding available-for-sale security gains and losses, non-interest income decreased $1.7 million, or 44.2%, from the fourth quarter of 2009 due to the absence of $1.4 million of income that was realized during the 2009 period from bank-owned life insurance and a $332,000 decrease in service charges and other fees.  For the first quarter of 2010, service charges were impacted by lower retail overdraft activity resulting in a decrease of $218,000 and loan fees decreased $108,000 primarily as a result of lower credit enhancement fees as the Company is not actively pursuing these products.  Non-interest income, excluding available-for-sale security gains and losses, decreased $141,000, or 6.3%, from the first quarter of 2009 due to the realization of income related to certain viatical investments during the 2009 period.

Non-interest expense for the first quarter of 2010 decreased 2.0% to $9.5 million compared to $9.7 million for the fourth quarter of 2009 primarily due to a $588,000 decrease in OREO related expense as the Company established valuation allowances for certain properties during the 2009 period.  Compensation and employee benefits expense decreased $67,000, excluding an increase in pension expense totaling $599,000 due to the fourth quarter 2009 adjustment of pension expense resulting from the receipt of the plan’s annual funding requirements.  In addition, marketing expense and other general and administrative expense each decreased $147,000 due to ongoing control over discretionary costs.

CFS Bancorp, Inc. – Page 4 of 10

Partially offsetting these decreases, net occupancy expense increased $143,000 due to adjustments for real estate tax accruals during the 2009 period upon the receipt of tax bills, and professional fees increased $119,000 due to services provided for various corporate matters including the costs associated with the current proxy contest.

Non-interest expense for the first quarter of 2010 was relatively stable at $9.5 million compared to $9.4 million for the first quarter of 2009.  Efforts to control discretionary costs have resulted in significant decreases in certain non-interest expense categories.  Compensation and employee benefits expense decreased $503,000 from the first quarter of 2009 due to a 4.3% reduction in FTEs from 324 at March 31, 2009 to 310 at March 31, 2010.  In addition, net occupancy expense decreased $142,000 as the Company vacated leased space during 2009 and fully utilized space in buildings currently owned.  Despite successful cost control initiatives, non-interest expense continues to be hampered by elevated levels of non-discretionary costs such as professional fees, OREO related expenses, and FDIC assessments.  Professional fees increased $334,000 as a result of various corporate matters including the costs associated with the current proxy contest.  OREO related expense increased $437,000 due to additional valuation reserves and maintenance related to these properties.  FDIC insurance premiums increased $194,000 due to higher assessment rates effective during the second quarter of 2009.

Asset Quality

The provision for losses on loans for the first quarter of 2010 was relatively stable at $1.7 million compared to $1.8 million for the fourth quarter of 2009 and increased from $624,000 for the first quarter of 2009.  Net charge-offs for the first quarter of 2010 totaled $770,000 compared to $3.2 million for the fourth quarter of 2009 and $710,000 for the first quarter of 2009.  Net charge-offs during the first quarter of 2010 included charge-offs totaling $475,000 of commercial and industrial loans secured by business assets, $209,000 of one-to-four family residential loans, and $137,000 of home equity lines of credit.  During the first quarter of 2010, impairment reserves also increased by $616,000 on three commercial real estate – non-owner occupied loans totaling $17.3 million.

The allowance for losses on loans totaled $20.4 million at March 31, 2010 compared to $19.5 million at December 31, 2009.  The ratio of allowance for losses on loans to total loans increased to 2.67% at March 31, 2010 compared to 2.55% at December 31, 2009.  When management determines a non-performing collateral dependent loan has a collateral shortfall, management will immediately charge-off the collateral shortfall.  As a result, the Company is not required to maintain an allowance for losses on loans on these loans as the loan balance has already been written down to its net realizable value (fair value less estimated costs to sell the collateral).

Balance Sheet

At March 31, 2010, the Company’s total assets were $1.09 billion compared to $1.08 billion at December 31, 2009.  Securities available-for-sale totaled $184.0 million at March 31, 2010 compared to $188.8 million at December 31, 2009.  The Company took advantage of the impending end of the Federal Reserve Bank’s purchase program and record tight spreads on agency mortgage securities to reposition part of its securities portfolio in an effort to improve interest rate risk.  During the first quarter, $9.6 million of securities available-for-sale were sold for a realized gain of $456,000.  The proceeds from the sale were utilized to reinvest in the portfolio and to further strengthen the Company’s liquidity.

CFS Bancorp, Inc. – Page 5 of 10

Deposits increased $37.4 million to $887.1 million at March 31, 2010 from $849.8 million at December 31, 2009 resulting from increases of $8.7 million in core non-interest bearing checking accounts, $6.8 million in money market accounts, $4.3 million in savings accounts, and $1.5 million in interest-bearing checking accounts.  The Company also increased its certificates of deposit accounts by $16.2 million.  The Company has had great success in growing deposits through many channels including enhancing our brand recognition within our communities, offering attractive deposit products, bringing in new client relationships by meeting all of their banking needs, and holding our experienced sales team accountable for growing deposits and relationships.  The increase in the Company’s core deposits strengthened its balance sheet and enhanced its liquidity by replacing FHLB borrowings.  As previously mentioned, increased core deposits are reflective of our success in deepening our client relationships, one of our core Strategic Plan objectives.

The Company’s deposits are presented in the table below as of the dates indicated.  While the Company maintains strong relationships with its municipal clients, and municipal deposits continue to comprise an important funding source, management is lowering its reliance on such funds in anticipation that the recession’s impact on municipalities and other government-related entities will result in lower municipal deposit levels.

	March 31,	December 31,
	2010	2009
	(Dollars in thousands)
Core deposits	$464,928	$445,550
Certificates of deposit	370,454	354,401
Subtotal non-municipal deposits	835,382	799,951
Municipal core deposits	40,758	38,993
Municipal certificates of deposit	10,997	10,814
Subtotal municipal deposits	51,755	49,807
Total deposits	$887,137	$849,758

The Company’s borrowed money decreased to $83.4 million at March 31, 2010 from $111.8 million at December 31, 2009 as the Company continues to strengthen its balance sheet and enhance its liquidity position.  The Company’s borrowed money consisted of the following as of the dates indicated:

	March 31,	December 31,
	2010	2009
	(Dollars in thousands)
Short-term variable-rate borrowed money and repurchase agreements	$14,978	$24,299
Gross FHLB borrowed money	68,462	87,509
Total borrowed money	$83,440	$111,808

Shareholders’ equity at March 31, 2010 increased to $111.2 million from $110.4 million at December 31, 2009 primarily due to net income totaling $698,000.

At March 31, 2010, our tangible common equity was $111.2 million, or 10.28% of tangible assets compared to $110.4 million, or 10.31% of tangible assets at December 31, 2009.  At March 31, 2010, the Bank’s total capital to risk-weighted assets increased to 12.62% compared to 12.35% at December 31, 2009 as a result of increased net income and a shift in the assets to lower risk-weightings.  At March 31, 2010, the Bank’s risk-based capital ratio exceeded the regulatory guideline of 10% to be considered “well-capitalized” by $22.2 million.

CFS Bancorp, Inc. – Page 6 of 10

CFS Bancorp, Inc. is the parent of Citizens Financial Bank, a $1.1 billion asset federal savings bank.  Citizens Financial Bank is an independent bank focusing its people, products, and services on helping individuals, businesses, and communities be successful.  The Bank has 23 offices throughout adjoining markets in Chicago’s Southland and Northwest Indiana.  The Company’s website can be found at www.citz.com.

#   #   #

This press release contains certain forward-looking statements and information relating to the Company that is based on the beliefs of management as well as assumptions made by and information currently available to management.  These forward-looking statements include but are not limited to statements regarding successful execution of the Company’s strategy and its Strategic Growth and Diversification Plan, current regulatory capital and equity ratios, diversification of the loan portfolio, deepening client relationships, levels of core deposits, non-performing asset levels, credit-related costs, revenue growth and levels of earning assets, self-funded ratio, general economic and competitive conditions nationally and within our core market area, reduction of discretionary costs and cost savings initiatives, levels of nondiscretionary costs, levels of provision for the allowance for losses on loans and charge-offs, loan and deposit growth, interest on loans, asset yields and cost of funds, net interest income, net interest margin, non-interest income, non-interest expense, interest rate environment, and other risk factors identified in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as amended, and other filings with the Securities and Exchange Commission.  In addition, the words “anticipate,” “believe,” “estimate,” “expect,” “indicate,” “intend,” “should,” and similar expressions, or the negative thereof, as well as statements that include future events, tense, or dates, or are not historical or current facts, as they relate to the Company or the Company’s management, are intended to identify forward-looking statements.  Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties, assumptions, and changes in circumstances.  Forward-looking statements are not guarantees of future performance or outcomes, and actual results or events may differ materially from those included in these statements.  The Company does not intend to update these forward-looking statements.

#   #   #

SELECTED CONSOLIDATED FINANCIALS AND OTHER DATA FOLLOW

CFS Bancorp, Inc. – Page 7 of 10

CFS BANCORP, INC.
Highlights (Unaudited)
(Dollars in thousands, except per share data)

		Three Months Ended
EARNINGS HIGHLIGHTS AND PERFORMANCE RATIOS (1)		March 31, 2010	December 31, 2009	March 31, 2009
Net income		$ 698	$ 1,997	$ 1,461
Basic earnings per share		0.07	0.19	0.14
Diluted earnings per share		0.07	0.19	0.14
Cash dividends declared per share		0.01	0.01	0.01
Return on average assets		0.26%	0.73%	0.53%
Return on average equity		2.55	7.20	5.27
Average yield on interest-earning assets		4.96	4.97	5.21
Average cost on interest-bearing liabilities		1.20	1.30	1.78
Interest rate spread		3.76	3.67	3.43
Net interest margin		3.90	3.84	3.61
Average equity to average assets (2)		10.26	10.12	10.09
Average interest-earning assets
to average interest-bearing liabilities (2)		113.19	115.22	111.39
Non-interest expense to average assets		3.55	3.53	3.43
Efficiency ratio (3)		79.01	71.67	77.75
Market price per share of common stock
for the period ended:	Closing	$ 4.43	$ 3.23	$ 3.90
	High	4.99	4.73	4.80
	Low	3.02	3.23	1.75

STATEMENT OF CONDITION HIGHLIGHTS AND
PERFORMANCE RATIOS		March 31, 2010	December 31, 2009	March 31, 2009
Total assets		$ 1,092,127	$ 1,081,515	$ 1,111,908
Loans receivable, net of unearned fees		763,767	762,386	756,134
Total deposits		887,137	849,758	863,884
Total shareholders' equity		111,193	110,373	110,751
Book value per common share		10.28	10.25	10.33
Non-performing loans		57,816	59,009	55,330
Non-performing assets		68,432	68,251	58,629
Allowance for losses on loans		20,402	19,461	15,472
Non-performing loans to total loans		7.57%	7.74%	7.32%
Non-performing assets to total assets		6.27	6.31	5.27
Allowance for losses on loans
to non-performing loans		35.29	32.98	27.96
Allowance for losses on loans to total loans		2.67	2.55	2.05

Employees (FTE)		310	312	324
Branches and offices		23	23	22

		Three Months Ended
AVERAGE BALANCE SHEET DATA		March 31, 2010	December 31, 2009	March 31, 2009
Total assets		$ 1,083,314	$ 1,087,068	$ 1,114,507
Loans receivable, net of unearned fees		760,822	761,320	751,910
Total interest-earning assets		982,630	1,000,120	1,029,626
Total liabilities		972,133	977,075	1,002,060
Total deposits		864,850	860,374	823,483
Interest-bearing deposits		771,230	766,491	759,634
Non-interest bearing deposits		93,620	93,883	63,849
Total interest-bearing liabilities		868,088	868,022	924,323
Shareholders' equity		111,181	109,993	112,447
(1) Ratios are annualized where appropriate.
(2) Ratios calculated on average balances for the periods presented.
(3) See calculations in the last table of this press release.

CFS Bancorp, Inc. – Page 8 of 10

CFS BANCORP, INC.
Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)

	For the Three Months Ended
	March 31,	December 31,	March 31,
	2010	2009	2009
Interest income:
Loans	$ 9,678	$ 9,877	$ 9,945
Securities	2,213	2,529	3,043
Other	124	122	243
Total interest income	12,015	12,528	13,231

Interest expense:
Deposits	2,053	2,171	3,096
Borrowings	519	670	960
Total interest expense	2,572	2,841	4,056
Net interest income	9,443	9,687	9,175
Provision for losses on loans	1,710	1,821	624
Net interest income after provision for losses on loans	7,733	7,866	8,551

Non-interest income:
Service charges and other fees	1,220	1,552	1,299
Card-based fees	437	415	388
Commission income	54	49	71
Available-for-sale security gains, net	456	51	720
Other asset gains, net	1	12	–
Income from bank-owned life insurance	223	1,631	178
Other income	155	86	295
Total non-interest income	2,546	3,796	2,951

Non-interest expense:
Compensation and employee benefits	4,672	4,140	5,175
Net occupancy expense	755	612	897
Professional fees	684	565	350
Furniture and equipment expense	533	548	535
FDIC insurance premiums	498	502	304
Data processing	430	424	419
Marketing	114	261	198
OREO related expense	636	1,224	199
Loan collection expense	169	259	298
Other general and administrative expenses	981	1,128	1,053
Total non-interest expense	9,472	9,663	9,428

Income before income taxes	807	1,999	2,074
Income tax expense	109	2	613

Net income	$ 698	$ 1,997	$ 1,461

Per share data:
Basic earnings per share	$ 0.07	$ 0.19	$ 0.14
Diluted earnings per share	$ 0.07	$ 0.19	$ 0.14
Cash dividends declared per share	$ 0.01	$ 0.01	$ 0.01

Weighted-average shares outstanding	10,581,770	10,606,698	10,495,835
Weighted-average diluted shares outstanding	10,673,776	10,697,410	10,628,901

CFS Bancorp, Inc. – Page 9 of 10

CFS BANCORP, INC.
Consolidated Statements of Condition (Unaudited)
(Dollars in thousands)

	March 31,	December 31,	March 31,
	2010	2009	2009
ASSETS
Cash and amounts due from depository institutions	$ 26,170	$ 24,041	$ 14,937
Interest-bearing deposits	12,851	387	16,767
Federal funds sold	–	–	433
Cash and cash equivalents	39,021	24,428	32,137

Securities available-for-sale, at fair value	184,005	188,781	222,080
Securities held-to-maturity	5,000	5,000	6,940
Investment in Federal Home Loan Bank stock, at cost	23,944	23,944	23,944

Loans receivable, net of unearned fees	763,767	762,386	756,134
Allowance for losses on loans	(20,402)	(19,461)	(15,472)
Net loans	743,365	742,925	740,662

Interest receivable	3,478	3,469	4,045
Other real estate owned	10,616	9,242	3,299
Office properties and equipment	20,128	20,382	19,697
Investment in bank-owned life insurance	34,797	34,575	36,784
Net deferred tax assets	17,817	18,036	17,561
Prepaid expenses and other assets	9,956	10,733	4,759
Total assets	$ 1,092,127	$ 1,081,515	$ 1,111,908

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits	$ 887,137	$ 849,758	$ 863,884
Borrowed money	83,440	111,808	124,770
Advance payments by borrowers for taxes and insurance	4,815	4,322	4,594
Other liabilities	5,542	5,254	7,909
Total liabilities	980,934	971,142	1,001,157

Shareholders' Equity:
Preferred stock, $0.01 par value; 15,000,000 shares authorized	–	–	–
Common stock, $0.01 par value; 85,000,000 shares authorized;
23,423,306 shares issued; 10,819,635, 10,771,061, and
10,723,903 shares outstanding	234	234	234
Additional paid-in capital	188,740	188,930	189,367
Retained earnings	81,156	80,564	82,894
Treasury stock, at cost; 12,603,671, 12,652,245, and
12,699,403 shares	(156,852)	(157,041)	(158,027)
Accumulated other comprehensive loss, net of tax	(2,085)	(2,314)	(3,717)
Total shareholders' equity	111,193	110,373	110,751

Total liabilities and shareholders' equity	$ 1,092,127	$ 1,081,515	$ 1,111,908

CFS Bancorp, Inc. – Page 10 of 10

CFS BANCORP, INC.
Efficiency Ratio Calculations (Unaudited)
(Dollars in thousands)

	Three Months Ended
	March 31,	December 31,	March 31,
	2010	2009	2009
Efficiency Ratio:
Non-interest expense	$9,472	$9,663	$9,428

Net interest income plus non-interest income	$11,989	$13,483	$12,126

Efficiency ratio	79.01%	71.67%	77.75%

Core Efficiency Ratio:
Non-interest expense	$9,472	$9,663	$9,428
Adjustment for OREO expense	$(636)	$(1,224)	$(199)
Adjustment for loan collection expense	$(169)	$(259)	$(298)
Non-interest expense - as adjusted	$8,667	$8,180	$8,931

Net interest income plus non-interest income	$11,989	$13,483	$12,126

Adjustments:
Net realized gains on sales of securities available-for-sale	(456)	(51)	(720)
Net realized gains on sales of assets	(1)	(12)	–
Amortization of deferred premium	–	17	72
Net interest income plus non-interest income - as adjusted	$11,532	$13,437	$11,478

Core efficiency ratio	75.16%	60.88%	77.81%